Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
973-993-8033 (home)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA EARNS 22 CENTS PER DILUTED SHARE FROM CONTINUING OPERATIONS IN SECOND FISCAL QUARTER OF 2004

—Revenues Increase 5.9 Percent Over Year Ago Period To $1.0 Billion

—Gross Margin Increases To 47 Percent From 44 Percent Compared To Second Fiscal Quarter 2003

—Operating Cash Flow From Continuing Operations for the first six months of fiscal 2004 is $121 Million

FOR IMMEDIATE RELEASE: TUESDAY, APRIL 27, 2004

BASKING RIDGE, N. J. – Avaya Inc., (NYSE:AV) a leading global provider of communications networks and services for businesses, reported second fiscal quarter income from continuing operations of $103 million or earnings of 22 cents per diluted share for the second quarter of fiscal 2004.

These results include:

•                  a $21 million loss related to the redemption of senior secured notes, and a $5 million pre-tax loss on a sale of CommScope common shares, which are included in income from continuing operations before income taxes; and

•                  an $89 million benefit included in income taxes related to the favorable settlement of certain tax matters.

In the same quarter last year, Avaya reported a loss of $55 million or a loss of 15 cents per diluted share from continuing operations.  Second fiscal quarter 2004 revenues increased to $1.006 billion compared to $950 million in the same period last year.

The company said including results from discontinued operations, net income for the second fiscal quarter of 2004 was $125 million or earnings of 27 cents per diluted share compared to a net loss of $41 million or a loss of 11 cents per diluted share in the second fiscal quarter of 2003.

Avaya said continuing operations include all operations except its former Connectivity Solutions segment, substantially all of which it divested in the quarter, and the Expanets business it has substantially divested, both of which are included as discontinued operations.

-more-

CEO Comments

“This quarter’s performance clearly demonstrates Avaya’s continued ability to successfully execute against our business model,” said Don Peterson, chairman and CEO, Avaya.  “We grew revenues, expanded operating margins and increased cash flow.  At the same time, we completed the integration of Expanets a full quarter ahead of schedule, reduced debt and took further steps to globalize our business with the announcement of our intent to acquire a majority stake in Tata Telecom.”

Year-To-Date Results

Revenues for the first six months of fiscal 2004 were $1.977 billion, an increase of 4.3 percent compared to revenues of $1.896 billion for the first six months of fiscal 2003.   Avaya earned $133 million or 30 cents per diluted share from continuing operations in the first six months of fiscal 2004, compared to a loss from continuing operations of $180 million or a loss of 49 cents per diluted share in the first six months of fiscal 2003.

Avaya noted, including results from discontinued operations, it earned $135 million or 30 cents per diluted share in the first six months of fiscal 2004 compared to a loss of $162 million or a loss of 44 cents per diluted share in the same period of fiscal 2003.

CFO Comments

“Avaya is structured to deliver long-term profitable growth,” said Garry K. McGuire, chief financial officer and senior vice president, corporate development, Avaya.  “Over the last twelve months, we’ve turned a net debt position of $162 million into a net cash* position of $787 million, a positive swing of approximately $950 million.  We have a better cost structure and a stronger balance sheet designed to continue to deliver value to shareholders.”

Outlook

Avaya said it expects revenues in the third fiscal quarter of 2004 to increase over second fiscal quarter 2004 revenues.  Avaya said it now expects to achieve its previously stated fourth fiscal quarter 2004 goal of operating margin of six percent to seven percent in the third fiscal quarter, one quarter ahead of plan.  The company also said it is well-positioned to achieve its 10 percent to 12 percent operating margin goal for the second half of fiscal year 2005.

Highlights From The Quarter

Avaya introduced new products and announced several customer wins in the quarter including the following:

Morgan Stanley selected Avaya to provide voice networking and contact center solutions to its offices around the globe, including Morgan Stanley’s Institutional Securities Group in twenty countries, Discover Card in the U.S. and Morgan Stanley’s credit card business in the U.K.  Avaya Global Services will be Morgan Stanley’s single-point of contact for implementation, monitoring and maintenance of voice networking and contact center solutions around the globe. The implementation of Avaya voice networking marks a shift away from traditional site-based PBX communications to a distributed, IP architecture that gives the company more mobility, flexibility and enhances customer service.

The Boston Red Sox have boosted customer service for their fans and communications capabilities for the team using Avaya IP telephony and contact center solutions. Fans will have easier access to ticket sales with new skills-based routing technology sending each call to an ideally matched agent.  During spring training, Avaya IP Softphone provided staff members with the features of their Boston-based business phones through their laptop computers.

Kenneth Cole Productions deployed Avaya Enterprise Branch Connect Solution with Avaya IP Office systems in the company’s 82 retail locations across the US. Kenneth Cole’s wide area network now links all the stores to its NY Metro-area headquarters and IT center.  The solution simplifies management, reduces voice and data-related costs and provides more information on local operations directly to the centralized IT department and headquarters.

Atento Peru, a leading customer service outsourcer, selected Avaya contact center solutions to enhance customer service while reducing operating costs. Atento’s new “El Naranjal” Contact Center will have more than 550 agents responding to customers from throughout the Southern Cone. With the Avaya Customer Interaction Suite, customers can now contact the company anytime, anywhere, and use any means (e-mail, Web, or telephone) to access information.

Korea’s Induk Institute of Technology will use the Avaya Wireless AP-3 wireless local area network (WLAN) solution for its next-generation wireless project.   Induk will be the first Korean campus to deploy the 802.11g standard WLAN for more than 7,000 students, faculty and staff.

Avaya deployed an Avaya IP Office™ communications system for Horsham District Council in Sussex in the south of England. The new system will enable a faster, more effective response to enquiries from over 121,000 of the district’s residents and help Horsham District Council meet the UK government objectives of delivering services electronically by 2005.

The company introduced Avaya Network Bandwidth Optimization, a service that can create more capacity on a company’s communications network and more than double data transmission speeds without investing in hardware-based bandwidth compression systems or network upgrades.  The service manages information and data traffic, enabling workers to download data and access the Internet more quickly, regardless of whether they access the corporate network in the office or over a dial-up modem.

Avaya integrated Session Initiation Protocol — an industry standard that enables users to conduct multimedia communications sessions — into its portfolio of IP-based MultiVantage™ Communications Applications.  The integration allows for new converged communications solutions bringing Internet applications, such as instant messaging, together with voice and telephone features such as conferencing, voice-mail and “click-to-dial” capabilities. This capability allows individuals and teams across many locations to easily collaborate with the right person, using the right device, at the right time.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than 1 million businesses worldwide, including 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol (IP) telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services –Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com

This news release contains forward-looking statements regarding the company’s outlook for operating results based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, general industry market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations and the economic, political, and other risks associated with international sales and operations, U.S. and foreign government regulation, price and product competition, rapid technological development, dependence on new product development, the successful introduction of new products, the mix of our products and services, customer demand for our products and services, the ability to successfully integrate acquired companies, control of costs and expenses, the ability to implement in a timely manner our restructuring plans, and the ability to form and implement alliances.  For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the Securities and Exchange Commission. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

*Net cash is defined as cash and cash equivalents less total debt outstanding.  At March 31, 2003, this amount is calculated as cash and cash equivalents of $724 million less total debt of $886 million.  At March 31, 2004, this amount is calculated as cash and cash equivalents of $1,516 million less total debt of $729 million.  Management believes that the presentation of net cash provides useful information to investors about the company’s ability to satisfy its debt obligation with currently available funds.

NOTE:  Avaya will host a conference call with a listen-only Q&A session to discuss these results at 5:00 p.m. EDT on Tuesday, April 27, 2004.  To ensure you are on the call from the start, we suggest you access the call 10-15 minutes early by dialing:

Within and outside the United States: 706-634-2454

For those unable to participate, there will be a playback available from 8:00 p.m. EDT, April 27, through May 4, 2004.  For the replay, if you are calling from within the United States, please dial 800-642-1687.  If you are calling from outside the United States, please dial 706-645-9291.  The passcode for the replay is 6432275.

WEBCAST Information: Avaya will webcast this conference call live, with a listen-only Q&A session.  To ensure that you are on the webcast, we suggest that you access our website (http://www.avaya.com/investors/) 10-15 minutes prior to the start.  Slides accompanying the conference call are available at the same location.  Following the live webcast, a replay will be available on our archives at the same web address.

Avaya Inc. and Subsidiaries

Statements of Operations

Three and Six Months Ended March 31, 2004 and 2003

(Unaudited; Dollars and Shares in Millions, except per share amounts)

	For the three months ended March 31,		For the six months ended March 31,
	2004	2003 (a)	2004	2003 (a)
REVENUE
Products	$495	$471	$977	$930
Services	511	479	1,000	966
	1,006	950	1,977	1,896
COST
Products	236	230	458	468
Services	299	302	600	614
	535	532	1,058	1,082
GROSS MARGIN	471	418	919	814

OPERATING EXPENSES
Selling, general and administrative	328	317	641	651
Research and development	83	88	166	174
TOTAL OPERATING EXPENSES	411	405	807	825

OPERATING INCOME (LOSS)	60	13	112	(11)
Other expense, net	(19)	(57)	(13)	(54)
Interest expense	(19)	(17)	(40)	(36)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	22	(61)	59	(101)

Provision (benefit) for income taxes	(81)	(6)	(74)	79
INCOME (LOSS) FROM CONTINUING OPERATIONS	103	(55)	133	(180)

DISCONTINUED OPERATIONS
Income from discontinued operations (including gain on sale of discontinued operations of $81 for the three and six months ended March 31, 2004)	21 (b)	15	3 (b)	21

Provision (benefit) for income taxes	(1)	1	1	3
INCOME FROM DISCONTINUED OPERATIONS	22	14	2	18

NET INCOME (LOSS)	$125	$(41)	$135	$(162)

	For the three months ended March 31,		For the six months ended March 31,
	2004	2003 (a)	2004	2003 (a)
EARNINGS (LOSS) PER SHARE - BASIC
Earnings (Loss) per share from continuing operations	$0.24	$(0.15)	$0.31	$(0.49)
Earnings per share from discontinued operations	0.05	0.04	—	0.05
EARNINGS (LOSS) PER SHARE	$0.29	$(0.11)	$0.31	$(0.44)

EARNINGS (LOSS) PER SHARE - DILUTED
Earnings (Loss) per share from continuing operations	$0.22	$(0.15)	$0.30	$(0.49)
Earnings per share from discontinued operations	0.05	0.04	—	0.05
EARNINGS (LOSS) PER SHARE	$0.27	$(0.11)	$0.30	$(0.44)

BASIC SHARES	435	375	428	371
DILUTED SHARES	473	375	466	371

(a)Certain prior amounts have been reclassified to conform to the current year presentation.

(b)Income from discontinued operations includes:

(i) a gain of $81 million on the sale of Connectivity Solutions (January 2004);

(ii) a $24 million pension and postretirement curtailment loss and a $24 million settlement loss recognized upon the transfer of pension and postretirement benefit assets and liabilities to CommScope, Inc.; and

(iii) the results of operations from Connectivity Solutions and the portion of the Expanets, Inc. business that distributed other vendors’ offerings.

Avaya Inc. and Subsidiaries

Consolidated Balance Sheets

As of March 31, 2004 and September 30, 2003

(Unaudited; Dollars in Millions, except per share amounts)

	March 31, 2004	September 30, 2003(a)
ASSETS
Current assets:
Cash and cash equivalents	$1,516	$1,192
Receivables less allowances of $96 as of March 31, 2004 and $86 as of September 30, 2003	619	642
Inventory	265	264
Deferred income taxes, net	45	69
Other current assets	182	190
Current assets of discontinued operations (b)	7	212
TOTAL CURRENT ASSETS	2,634	2,569

Property, plant and equipment, net	578	604
Deferred income taxes, net	386	370
Goodwill (c)	234	146
Other assets	254	178
Other assets of discontinued operations (b)	2	190
TOTAL ASSETS	$4,088	$4,057

LIABILITIES
Current liabilities:
Accounts payable	$313	$305
Business restructuring reserve	50	66
Payroll and benefit obligations	271	261
Current portion of long-term debt (d)	292	—
Deferred revenue	161	142
Other current liabilities	272	307
Current liabilities of discontinued operations (b)	1	88
TOTAL CURRENT LIABILITIES	1,360	1,169

Long-term debt (e)	437	953
Benefit obligations	1,163	1,224
Other liabilities	444	490
Other liabilities of discontinued operations (b)	3	21
TOTAL NON-CURRENT LIABILITIES	2,047	2,688

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Series A junior participating preferred stock, par value $1.00 per share, 7.5 million shares authorized; none issued and outstanding	—	—
Common stock, par value $0.01 per share, 1.5 billion shares authorized, 446,075,426 and 419,434,414 issued (including 2,379,627 and 878,254 treasury shares) as of March 31, 2004 and September 30, 2003, respectively (e)	4	4
Additional paid-in capital (e)	2,461	2,151
Accumulated deficit	(1,135)	(1,270)
Accumulated other comprehensive loss	(622)	(679)
Less treasury stock at cost	(27)	(6)
STOCKHOLDERS’ EQUITY	681	200
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,088	$4,057

Note to the Balance Sheets:

(a)     Certain prior year amounts have been reclassified to conform to the current period presentation.

(b)    In October 2003, the Company agreed to sell certain assets and liabilities of its Connectivity Solutions segment to CommScope, Inc. In January 2004, the sale of essentially all of Connectivity Solutions was completed, except for the sale of certain remaining international operations that are expected to be completed by the end of fiscal 2004.   The assets and liabilities included in the disposal group are separately presented as discontinued operations in the balance sheet.

(c)     In November 2003, the Company acquired substantially all of the assets and assumed certain liabilities of Expanets.  Goodwill of $84 million was recorded in connection with the purchase, which reflects purchase accounting adjustments made in the second quarter of fiscal 2004.

(d)    The Company has classified the Liquid Yield Option Notes (“LYONs”) in current portion of long-term debt because holders may require the Company to purchase all or portion of their LYONs on the October 31, 2004 put date.  If the LYONs are put to Avaya, the Company may, at its option, elect to pay the purchase price in cash or shares of common stock, or any combination thereof.

(e)     In March 2004, the Company redeemed $224 million aggregate principal amount of its outstanding 11 1/8% Senior Secured Notes at a price of 111.125% per note, or approximately $249 million.  The Company used the entire net proceeds received from the sale in February 2004 of approximately 14 million shares of the Company’s common stock to redeem these notes.

Avaya Inc. and Subsidiaries

Operating Segments

Revenue and Operating Income (Loss) from Continuing Operations

Quarterly Trend

(Unaudited; Dollars in Millions)

REVENUE

	For the Fiscal Year Ended September 30, 2003 (A)					For the Six Months Ended March 31, 2004
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Enterprise Communications Group	$402	$413	$396	$433	$1,644	$417	$427	$—	$—	$844
Small & Medium Business Solutions	57	58	59	62	236	63	66	—	—	129
Services	487	479	474	476	1,916	489	511	—	—	1,000
Corporate	—	—	—	—	—	2	2	—	—	4
Total Avaya	$946	$950	$929	$971	$3,796	$971	$1,006	$—	$—	$1,977

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS

	For the Fiscal Year Ended September 30, 2003 (A)					For the Six Months Ended March 31, 2004
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Enterprise Communications Group	$(53)	$(31)	$(24)	$(13)	$(121)	$(4)	$(8)	$—	$—	$(12)
Small & Medium Business Solutions	(1)	(2)	—	4	1	6	5	—	—	11
Services	40	41	42	40	163	53	63	—	—	116
Corporate:
Business restructuring (charges) reversals and (related expenses), net	(4)	14	(7)	2	5	—	—	—	—	—
Other (B)	(6)	(9)	(7)	37	15	(3)	—	—	—	(3)
Total Avaya	$(24)	$13	$4	$70	$63	$52	$60	$—	$—	$112

(A)  Revenue and operating income (loss) in fiscal 2003 has been restated for the presentation of Connectvity Solutions as discontinued operations, to transfer the professional services organization from the Enterprise Communication Group to Services, and to allocate a portion of the results attributed to the Company’s third-party financing arrangement from Enterprise Communications Group to the Small & Medium Business Solution segment.

(B)  Substantially all corporate costs and expenses of shared services, such as information technology, human resources, legal and finance, have been allocated to the segments.  Remaining other corporate costs represent primarily vacant real estate.  Additionally, the three and twelve months ended September 30, 2003 include a $46 million gain on a curtailment of the management pension and postretirement plans.

Notes:

•             Enterprise Communications Group - Includes all enterprise telephony products (MultiVantage ™ Communications Applications and Definity families), VPNs and Data LAN & WAN equipment and related Applications software.

•             Small & Medium Business Solutions - Includes SME (Small to Medium Enterprises) telephony products.

•             Services - Includes Managed Services, Data Services, Outtasking, Value Added Services, Network Consulting, Implementation and Professional Services.

Avaya Inc. and Subsidiaries

Condensed Statement of Cash Flows

Six Months Ended March 31, 2004

(Unaudited; Dollars in Millions)

	For the six months ended March 31, 2004

Net cash provided by operating activities of continuing operations	$121	(a)

Net cash provided by investing activities of continuing operations	150	(b)

Net cash provided by financing activities of continuing operations	68

Effect of exchange rate changes on cash and cash equivalents	9

Net cash provided by continuing operations	348

Net cash used in discontinued operations	(24)

Net increase in cash and cash equivalents	324

Cash and cash equivalents at beginning of fiscal year	1,192

Cash and cash equivalents at end of period	$1,516

(a)  Amount includes $15 million for business restructuring payments.

(b)  Amount includes $32 million for capital expenditures.